                                                                      Exhibit 12

                          LaSalle Re Holdings Limited

 STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED SHARE DIVIDENDS

(Expressed in thousands of United States Dollars except for number of shares and earnings per share)

                                            Year ended  Period ended  Year ended  Year ended  Year ended
                                             12/31/00     12/31/99     9/30/99     9/30/98     9/30/97
Earnings available for fixed charges
  and preferred share dividends
    Net (loss) income before minority
      interest                                24,104       (19,831)     (5,679)     65,232     121,468
    Interest expense                           1,173           346       1,714       1,881       1,678
    Preferred share dividends(1)                   0             0           0           0           0
                                              ------       -------      ------      ------     -------
      Total earnings available for fixed
        charges and preferred dividends       25,277       (19,485)     (3,965)     67,113     123,146
                                              ======       =======      ======      ======     =======

Fixed charges and preferred shares
  dividends
    Interest expense                           1,173           346       1,714       1,881       1,678
                                              ------       -------      ------      ------     -------
      Total fixed charges                      1,173           346       1,714       1,881       1,678
                                              ------       -------      ------      ------     -------
Preferred share dividends                      6,563         1,641       6,563       6,563       2,807
                                              ------       -------      ------      ------     -------
      Combined fixed charges and
        preferred dividends                    7,736         1,987       8,277       8,444       4,485
                                              ======       =======      ======      ======     =======

Ratio of earnings to combined fixed
  charges and preferred share dividends         3.27         (9.81)      (0.48)        7.9        27.5
                                              ======       =======      ======      ======     =======
Deficiency                                                 (21,832)    (12,242)
                                                           =======      ======

(1)  Not deducted from net income before minority interest.